                                                                    EXHIBIT 3.03

                             PARTNERSHIP AGREEMENT
                             ---------------------
                                       OF
                                       --
                             BELTWAY MEDIA PARTNERS
                             ----------------------

     THIS AGREEMENT is made and entered into this 1st day of August, 1991, by and among NEW INSPIRATION BROADCASTING COMPANY, INC., a California corporation, GOLDEN GATE BROADCASTING CO., INC., a California corporation, and SALEM COMMUNICATIONS CORPORATION, a California corporation ("Salem Communications"), hereinafter referred to individually as a "Partner" and collectively as "Partners."

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Partners desire to form a Partnership (as hereinafter defined) to acquire, own and operate radio station WAVA (FM) located in Arlington, Virginia (the "Station"); and

     WHEREAS, the Partners have agreed upon the terms and conditions pursuant to which they will operate the Partnership, which terms and conditions are herein reduced to writing.

     NOW, THEREFORE, in consideration of the promises contained herein, the Partners agree as follows:

                                   ARTICLE I

                               GENERAL PROVISIONS
                               ------------------

     1.1.  Name.  The Partners hereby form a partnership pursuant to the
           ----
provisions of the Virginia Uniform Partnership Act to do business under the name "Beltway Media Partners" (the "Partnership").

     1.2.  Term.  The term of the Partnership shall commence on the date of this
           ----
Agreement and shall continue until terminated upon a vote of Partners representing a majority of the Partnership Interests. For purposes of this Agreement, a Partner's "Interest" is defined as that Partner's interest in the Partnership and in the profits and losses of the Partnership as set forth pursuant to Section 4.1, below.

     1.3.  Purpose and Objectives.  The purpose and business of the Partnership
           ----------------------
shall be to acquire, own, manage and ultimately sell the Station.

     1.4. Office.  The Partnership may maintain one or more offices at such
          ------
location or locations as the Managing Partner (as hereinafter defined) shall determine.

     1.5. Definitions.
          -----------

          (a) "Capital Account" means, with respect to any Partner, the Capital Account maintained for such person in accordance with the following provisions:
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               (i) To each person's Capital Account there shall be credited such person's Capital Contributions, such person's distributive share of Profits, and any items in the nature of income or gain which are specially allocated, and the amount of any Partnership liabilities assumed by such person or which are secured by any property distributed to such person;

               (ii) To each person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such person pursuant to any provision of this Agreement, such person's distributive share of Losses, and any items in the nature of expenses or losses which are specially allocated, and the amount of any liabilities of such person assumed by the Partnership or which are secured by any property contributed by such person to the Partnership;

               (iii) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest;

               (iv) In determining the amount of any liability for purposes of sections (i) and (ii) hereof, there shall be taken into account Code
          Section 752(c) and any other applicable provisions of the Code and Regulations.

          The foregoing provisions and the other provisions of this Agreement relating to the maintenance or Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

          (b) "Capital Contributions" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Partnership Interest held by such Partner pursuant to the terms of this Agreement.

          (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

          (d) "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with references to such beginning Gross Asset Value using any reasonable method selected by the Managing Partner.

          (e) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

               (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

               (ii) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market value, as determined by the Managing Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii) (g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

               (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

               (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations
          Section 1.704-1(b)(2)(iv)(m) and Section 1.5(a) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this section (iv) to the extent the Managing Partner determines that an adjustment pursuant to section (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this section (iv).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to section (i), section (ii) or section (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          (f) "Nonrecourse Deductions" has the meaning set forth in Section 1.704-1T(b)(4)(iv)(b) of the Regulations. The amount of Nonrecourse Deductions for a Partnership fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain during that fiscal year, determined according to the provisions of Section 1.704-1T(b)(4)(iv)(b) of the Regulations.

          (g) "Partner Loan Nonrecourse Deductions" means any Partnership deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Partner within the meaning of Regulations Section 1.704-1T(b)(4)(iv)(h).

          (h) "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-1T(b)(4)(iv)(c).

          (i) "Percentage Interest" means, with respect to any Partner, the Percentage interest set forth opposite such Partner's name on Exhibit B attached hereto. In the event any Partnership interest is transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of his transferor to the extent it relates to the transferred interest.

          (j) "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

               (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this section shall be added to such taxable income or loss ;

               (ii) Any expenditures of the Partnership described in Code
          Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this section (j) shall be subtracted from such taxable income or loss;

               (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to section 1.5(e)(ii) or section 1.5(e)(iii) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

               (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

               (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with section 1.5(d) hereof; and

               (vi) Notwithstanding any other provision of this section, any items which are specially allocated shall not be taken into account in computing Profits or Losses.

          (k) "Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                                   ARTICLE II

                           MANAGEMENT AND OPERATIONS
                           -------------------------

     2.1. Managing Partner.  The management and operation of the Partnership
          ----------------
shall be the responsibility of, and shall be solely vested in, a managing partner ("Managing Partner"). The initial Managing Partner of the Partnership is Salem Communications. The Managing Partner is authorized and empowered to take such action as it deems necessary to carry out the purposes of the Partnership set forth in Section 1.3, above. Upon the vote of Partners representing a majority of the Partnership Interests, the Partners can elect or to remove the current Managing Partner and appoint a new Managing Partner.

     2.2. Authority of Managing Partner.  Without limiting the general authority
          -----------------------------
of the Managing Partner, the Managing Partner shall be authorized to appoint agents, retain legal counsel and auditors, contract for professional services, maintain bank accounts, deposit and draw checks, arrange for the taking and holding of title to assets, make elections available to the Partnership and file tax returns under Federal and state tax laws, take custody of investments or appoint custodians for the same, vote the Partnership's interest in other entities, and execute agreements and contracts.

     2.3. Compensation and Reimbursement of Expenses.  The Managing Partner
          ------------------------------------------
shall be paid an annual management fee for its services to the Partnership in the amount set forth on Exhibit A attached hereto. The Managing Partner shall be reimbursed for all reasonable and customary out-of-pocket expenses incurred by the Managing Partner in connection with the Partnership's business.

                                  ARTICLE III

                          CAPITAL CONTRIBUTIONS; LOANS
                          ----------------------------

     3.1. Capital Contributions.  Upon the execution hereof, each Partner shall
          ---------------------
make a Capital Contribution to the Partnership in the amount described in the attached Exhibit B. Further Capital Contributions shall be made by the Partners to the Partnership (i) upon the consent of all the Partners for any reason, or
(ii) upon the call of the Managing Partner and the approval by Partners representing a majority of Partnership Interests for additional funds to pay the expenses of the Partnership. The additional Capital Contribution made by each Partner shall be equal to its pro rata share of the total additional contribution necessary, determined on the basis of its Percentage Interest.

     3.2. Failure to Make Capital Contributions.  If a Partner fails, in whole
          -------------------------------------
or in part, to timely make its share of a required Capital Contribution (the "Defaulting Partner"), the nondefaulting Partners ("Nondefaulting Partners") may, but shall not be obligated to, make any additional Capital Contribution in an amount equal to the portions not made by the Defaulting Partner. If a Nondefaulting Partner contributes funds to the Partnership which should have been contributed by a Defaulting Partner, such contributions shall be treated as a loan, hereinafter referred to as a "default loan," made by the Nondefaulting Partner to the Defaulting Partner. The default loan shall be payable on demand with interest equal to the lesser of (i) the maximum rate permitted by law or
(ii) two (2) points over the prime rate of interest as announced from time to time by Security Pacific National Bank, or its successor (the "Prime Rate"). To the extent the Defaulting Partner does not repay the default loan directly, the default loan shall, except as provided below, be repaid by the Defaulting Partner out of the Partnership distributions otherwise payable to the Defaulting Partner. If a default loan is not repaid in full within ninety (90) days after it is made, the Nondefaulting Partner shall have an option to purchase the Defaulting Partner's Interest. The option shall be exercisable by written notice to the Defaulting Partner given at any time after the option arose and before the default loan is repaid in full. The option price shall be an amount equal to the Defaulting Partner's total cash contributed including the amount the Defaulting Partner is deemed to have contributed as a result of the default loan, less the amount of the principal and interest still outstanding on the default loan. If the option granted herein is exercised, the closing of the purchase of the Defaulting Partner's Interest shall occur on the thirtieth
(30th) day following the date of exercise of the option. At closing, one-half of the amount due to the Defaulting Partner by the Nondefaulting Partner shall be paid in cash, and the balance shall be evidenced by a Promissory Note which shall provide that the principal, together with interest at the Prime Rate on the date of closing, shall be payable on the first anniversary of closing. Upon closing of the purchase, the default loan obligation of the Defaulting Partner to the Nondefaulting Partner shall cease. If more than one Nondefaulting Partner desires to make the additional contribution, each such Nondefaulting Partner shall be entitled to make an additional contribution and purchase the Defaulting Partner's Interest on a pro rata basis based upon its Interest.

     3.3. No Interest on Capital Contributions.  No Partner shall be paid
          ------------------------------------
interest on any capital contribution.

     3.4. Treatment of Capital Contributions.  The Partnership shall not redeem
          ----------------------------------
or repurchase any Interests, except as provided in Article V, below, and no Partner shall have the right to withdraw or receive any return of its capital contribution, except as provided in Sections 4.2 and 4.3. No capital contribution is required to be returned in the form of property other than cash.

     3.5. Capital Accounts.  A Capital Account shall be established for each
          ----------------
Partner on the books and records of the Partnership.

     3.6. Loans by Partners to the Partnership.  In the event the Partnership's
          ------------------------------------
funds are insufficient to meet the costs, expenses, obligations, liabilities and charges, or to make any expenditure authorized by this Agreement, and additional capital contributions are not made pursuant to Section 3.1, above, and additional funds are not available from third parties on terms acceptable to the Managing Partner, the Partners may (but shall not be required to) advance such funds to the Partnership. To the extent more than one of the Partners desires to make a loan, it shall be permitted to make loans on a pro rata basis in accordance with its Percentage Interest. All amounts so advanced shall take the form of a loan and shall bear interest at a rate equal to the sum of (i) the Prime Rate, plus (ii) two percent (2%) per annum. Such loans will be repaid prior to any other distributions to the Partners.

                                   ARTICLE IV

                     DISTRIBUTIONS OF CASH AND ALLOCATIONS
                     -------------------------------------
                               OF PROFIT AND LOSS
                               ------------------

     4.1. Distributions of Cash and Sale Proceeds.  Subject to Section 4.4,
          ---------------------------------------
below, distributions of cash available to distribute to the Partners, after paying all current expenses and reserving for other expenses and purposes, shall be distributed to the Partners in proportion to their Percentage Interests, as and when determined by the Managing Partner.

     4.2. Distribution Upon Dissolution.  Subject to Section 4.4, below, upon
          -----------------------------
dissolution of the Partnership, the assets of the Partnership shall be liquidated and the proceeds thereof shall be distributed as follows:

          (a) First, to the payment of obligations of the Partnership to third parties;

          (b) Second, to the payment of obligations to any Partner; and

          (c) Thereafter, to the Partners in proportion to the positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

     4.3. Compliance with Certain Requirements of Regulations.  In the event the
          ---------------------------------------------------
Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to section 4.2 to the Partners who have positive Capital Accounts in compliance with Regulations
Section 1.704-1(b)(2)(ii)(b)(2), and (b) if any Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3).

     4.4. Distributions to Repay Default Loans.  In the event that a Partner
          ------------------------------------
made a default loan pursuant to the provisions of Section 3.2, above, then the amounts which would otherwise have been distributed to the Defaulting Partner pursuant to the provisions of Sections 4.1 or 4.2, above, shall be distributed to the Partner making the default loan (pro rata based upon total amount then due, if more than one default loan exists) until the default loan is repaid in full. The amount so distributed shall be deemed to be payment by the Defaulting Partner on the default loan and such payment shall be credited first to interest and then to principal.

     4.5. Assets Available for Distribution.  Except as otherwise provided in
          ---------------------------------
this Agreement, each holder of an Interest shall look solely to the assets of the Partnership for all distributions from the Partnership and the return of its capital contribution thereto and shall have no recourse (upon dissolution or otherwise) against the other Partners or any of their affiliates.

     4.6. Allocation of Profits and Losses.  Except to the extent agreed
          --------------------------------
otherwise by the Partners, after giving effect to the special allocations set forth below, Profits and Losses for any fiscal year shall be allocated among the Partners in proportion to their Percentage Interests.

     4.7. Special Allocations.
          -------------------

          (a) Code Section 754 Adjustment.  To the extent an adjustment to the
              ---------------------------
     adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

          (b) Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal
              ----------------------
     year or other period shall be specially allocated among the Partners in proportion to their Percentage Interests.

          (c) Partner Loan Nonrecourse Deductions. Any Partner Loan Nonrecourse
              -----------------------------------
     Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the risk of loss with respect to the loan to which such Partner Loan Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-1T(b) (4) (iv) (h).

          (d) Curative Allocations.  The allocations set forth in sections
              --------------------
     4.7(b) and 4.7(c) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Section 1.704-1(b). Notwithstanding an other provisions of this section 4, the Regulatory Allocations shall be taken into account in allocating other Profits, Losses, and items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other Profits, Losses, and other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to (a) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a reduction in Partnership Minimum Gain, and (b) Partner Loan Nonrecourse Deductions shall not be taken into account except to the extent that there would have been a reduction in Partnership Minimum Gain if the loan to which such deductions are attributable were not made or guaranteed by a Partner within the meaning of Regulations Section 1.704-1T(b)(4)(iv)(h).

     4.8. Tax Allocations:  Code Section 704(c).  In accordance with Code
          -------------------------------------
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Initial Gross Asset Value.

     In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to section 1.5(e) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

     Any elections or other decisions relating to such allocations shall be made by the Managing Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this section 4.8 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

                                   ARTICLE V

                        TRANSFER OF PARTNERSHIP INTEREST
                        --------------------------------

     5.1. General Restrictions.  No partner shall sell, assign, pledge,
          --------------------
hypothecate, encumber or in any way transfer any portion of its Interest, whether voluntarily or by operation of law, during the term of this Agreement without the prior, express, written consent of the partner(s), including the transferring Partner, then owning at least eighty percent (80%) of the Interests. Any permitted transferee, as defined below, pledgee or security holder shall hold such interest subject to the provisions of this Article V.

     5.2. Sale to Third Parties; Transfer of Control.  If (i) a Partner proposes
          ------------------------------------------
to sell, transfer or otherwise dispose of its Interest, or any portion thereof, to a party, including another Partner, other than as permitted by Section 5.1, above, (ii) a Partner is to be divested of its Interest, or any portion thereof, through seizure or sale by legal process or through operation of law, or (iii) there shall occur a proposed "transfer of control", as defined below, of a Partner, the Interest shall first be offered simultaneously for sale to the Partnership and the other Partners in writing (the "Offer"). The Offer shall state the Interest, or portion thereof, to be sold, the name and address of the prospective purchaser or transferee of control, and the proposed price and terms of payment of the sale. The Partnership and the non-offering Partners shall have the option to purchase the Interest, or portion thereof, described in the Offer upon the same terms and conditions and at the same price as set forth in the Offer, or for an amount equal to the Appraised Value of such Interest, or portion thereof; provided, however, that if any Partner is to be divested of its Interest, or portion thereof, through seizure or sale by legal process or any transfer through operation of law, or in the event of a proposed transfer of control of a Partner, the offering price shall be equal to the Appraised Value. If the Interest, or portion thereof, is purchased at its Appraised Value, the purchase price shall be paid in not more than five (5) equal annual principal installments, the first due on the date of closing, and subsequent installments due on the anniversary thereof, plus interest payable annually together with each principal payment and accruing on the unpaid principal balance at the Prime Rate. The closing for a sale hereunder shall occur not more than sixty (60) days after the last acceptance of the Offer.

     5.3. Acceptance of Offer.  The Partnership may, with approval of a majority
          -------------------
of the Partnership Interests, exclusive of the offering Partner's Interest, accept the Offer as to all or any portion of the Interest being offered within the later of (i) thirty (30) days after the date of receipt of the Offer or,
(ii) if requested by the Partnership or any Partner that could potentially purchase the Interest within thirty (30) days after the date of receipt of the Offer, thirty (30) days after the determination of the Appraised Value of such Interest. If the Partnership does not accept the Offer with respect to all of the Interest being offered within such thirty (30) day period, then the Managing Partner shall call a meeting of all Partners, other than the Partner whose Interest is being offered, by giving ten (10) days notice thereof to the Partners entitled thereto (the "Offeree Partners"). Such meeting shall be held not more than thirty (30) days after the expiration of the thirty (30) day period during which the Offer may be accepted by the Partnership. The Managing Partner shall make successive offers of the Interest, or portion thereof, not accepted by the Partnership to those Offeree Partners present or legally represented, in accordance with the procedures set forth in Section 5.4, below. Such successive offers shall continue until either the entire Interest so offered is accepted or until it is determined by successive offerings that the entire Interest so offered will not be accepted.

     5.4. Procedure at Meeting.  At the meeting called in accordance with
          --------------------
Section 5.3, above, the Managing Partner shall offer the portion of the Interest not accepted by the Partnership to the Offeree Partners who are present or legally represented at the meeting, in the following manner:

          (a) The Managing Partner shall offer to each Offeree Partner present or legally represented, and each may accept, only that percentage of the Interest not accepted by the Partnership as the Interest of such Offeree Partner bears to the Interests of all Offeree Partners present or legally represented.

          (b) If the entire Interest offered is not accepted in accordance with the procedures set forth in Subsection (a), above, the Managing Partner shall thereafter make successive offerings during each of which the Managing Partner shall offer to each Offeree Partner present or legally represented who had not previously refused to accept all of the Interest offered to it at such meeting, that percentage of the Interest not previously accepted by those present at the meeting as its Interest, including any Interest accepted at the meeting, bears to the Interests, including any Interest accepted at the meeting, of all Offeree Partners present or legally represented who have not previously refused to accept all of the Interest offered to them at such meeting.

     5.5. Non-Acceptance.  If a Partner proposes to dispose of its Interest, or
          --------------
any portion thereof, or is to be divested of its Interest as provided in Section 5.2(i) or (ii), above, and if the offer of sale is not accepted by the Partnership and the Offeree Partners with respect to the entire Interest offered for sale, then the offering Partner shall have the right to sell or transfer such non-accepted Interest to the third party designated in the Offer, on the same terms and conditions specified in the Offer; provided that said sale or transfer is made within ninety (90) days after the date on which the Offer was made to the Partnership and the Offeree Partners under Section 5.2, above, and the transferee shall take such Interest free from the restrictions of this Agreement. The Partnership and the Offeree Partners shall provide the selling Partner with such documents as may be necessary to permit the sale of said Interest free from the restrictions of this Agreement. In the event that neither the Partnership nor the Offeree Partners nor the third party purchases the entire Interest within the period provided above, the Interest shall again be subject to the restrictions of this Agreement.

     5.6. Notice of Disposition.  No assignment or other disposition of any
          ---------------------
Interest shall be effective until notice in writing of the assignment or other disposition has been received by the Managing Partner and recorded in the books of the Partnership.

     5.7. Remedy for Violation.  Upon any sale, transfer, pledge, bequest, or
          --------------------
other disposition of any Interest in violation of any of the provisions of this
Article V or any other provisions of this Agreement, the Partnership shall have, in addition to such other remedies and damages as may be available to it under applicable law, the right and option at any time within two (2) years after the discovery of such sale or other disposition in violation of this Agreement, to purchase all or any of such Interest from the holder thereof at the price at which such Interest was sold or transferred, or the Appraised Value as of such date, whichever is lower.

     5.8. Definition of Appraised Value.  For purposes of this Article V,
          -----------------------------
Appraised Value shall mean the fair market value of the assets of the Partnership less the liabilities of the Partnership, determined by an appraiser selected by the Partnership and an appraiser selected by the transferring Partner, or if such appraisers are unable to agree on a value, they shall jointly appoint a third appraiser, and the value shall be determined by a majority of these three (3) appraisers.

     5.9. Transfer of Control.  For purposes of this Agreement, a transfer of
          -------------------
control shall be defined as a transaction or series of transactions whereby more than fifty percent (50%) of the voting stock of a Partner is held by a person or persons other than Edward G. Atsinger III, Stuart W. Epperson, their spouses, their children and trusts created for the primary benefit of their spouses and children.

                                   ARTICLE VI

                         BOOKS AND RECORDS, ACCOUNTING,
                         ------------------------------
                              TAX ELECTIONS, ETC.
                              ------------------

     6.1. Books and Records.  Books and records of the Partnership shall be
          -----------------
maintained at the principal office of the Partnership or at any other place determined by the Managing Partner and shall be available for examination by any Partner or its duly authorized representative(s) at any reasonable time.

     6.2. Accounting.  The books of account of the Partnership shall be kept on
          ----------
a calendar year basis using such method of accounting as the Managing Partner shall determine.

     6.3. Expenses of the Partnership.  All expenses of organizing and operating
          ---------------------------
the Partnership shall be borne by the Partnership. Expenses of operating the Partnership shall be deemed to include, without limitation, legal and accounting fees, fees and expenses paid to other persons employed by the Partnership, brokerage fees and commissions, and all other fees and expenses associated with the activities of the Partnership.

     6.4. Special Basis Adjustment.  In connection with any transfer of a
          ------------------------
Partnership interest, the Managing Partner shall have the option to cause the Partnership to make an election to adjust the basis of the Partnership's property in the manner provided in Section 734(b) and 743(b) of the Code.

     6.5. Tax Matters Partner.  The Managing Partner shall be the party
          -------------------
designated to receive all notices from the Internal Revenue Service which pertain to the tax affairs of the Partnership. The Managing Partner shall be the "Tax Matters Partner" pursuant to the Code.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     7.1. Amendment.  This Partnership Agreement shall not be amended except
          ---------
upon the written agreement of all of the Partners.

     7.2. Binding Effect.  The covenants and agreements contained herein shall
          --------------
be binding upon, and inure to the benefit of the Partners and their successors and assigns.

     7.3. Applicable Law.  This Agreement shall be governed by and construed in
          --------------
accordance with the laws of the state of California.

     7.4. Separability of Provisions.  Each provision of this Agreement shall be
          --------------------------
considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect of those portions of this Agreement which are valid.

     7.5. Headings.  Section headings are for descriptive purposes only and
          --------
shall not control or alter the meaning of this Agreement as set forth in the text.

     7.6. Interpretation.  When the context in which words are used in this
          --------------
Agreement indicates that such is the intent, words in the singular shall include plural and vice versa.

     7.7. Partition.  The Partners hereby waive their rights, if any, to
          ---------
partition Partnership property.

     IN WITNESS WHEREOF, the undersigned have executed this Partnership Agreement as of the day, month and year first above written.

                                       NEW INSPIRATION BROADCASTING COMPANY,
                                       INC.

                                       By:
                                          -----------------------------------

                                       GOLDEN GATE BROADCASTING CO., INC.

                                       By:
                                          -----------------------------------

                                       SALEM COMMUNICATIONS CORPORATION

                                       By:
                                          -----------------------------------

                                   EXHIBIT A
                                   ---------

                             Annual Management Fees
                             ----------------------



      NET SALES          FEE BASE    PLUS      OF NET
FROM            TO       --------   ------   SALES OVER
----            --                           ----------
$ 25,000      $ 49,999    $ 3,000    7.50%     $ 25,000
$ 50,000      $ 74,999    $ 4,875    7.75%     $ 50,000
$ 75,000      $ 99,999    $ 6,813    8.00%     $ 75,000
$100,000      $149,999    $ 8,813    8.25%     $100,000
$150,000      $199,999    $12,938    8.50%     $150,000
$200,000      $249,999    $17,188    8.75%     $200,000
$250,000      $299,999    $21,563    9.00%     $250,000
$300,000      $349,999    $26,063    9.25%     $300,000
$350,000      $399,999    $30,688    9.50%     $350,000
$400,000      $449,999    $35,438    9.75%     $400,000
$450,000      $499,999    $40,313   10.00%     $450,000
$500,000 or more          $45,313

                                   EXHIBIT B
                                   ---------

                                           PERCENTAGE     INITIAL CAPITAL
PARTNER                                     INTEREST       CONTRIBUTION
-------                                     --------       ------------
New Inspiration Broadcasting Company,         45%               45%
 Inc.
Golden Gate Broadcasting Company, Inc.        40%               40%
Salem Communications Corporation              15%               15%